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                         CERTIFICATE OF AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION

     Texas Capital Bancshares, Inc., a corporation organized and existing under and by virtue of Section 242 of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST : That the Stockholders of said Corporation (the "Stockholders"), adopted a resolution proposing and declaring the following amendment to the Certificate of Incorporation of said Corporation:

     RESOLVED, that ARTICLE IV of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

                                   "ARTICLE IV

          The total number of shares of capital stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares of Common Stock, $.01 par value and ten million (10,000,000) shares of Preferred Stock, $.01 par value. Unless specifically provided otherwise herein, the holders of Common Stock shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate. The board of directors may determine the powers, designations, dividend rate, if any, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the board of directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein. Attached hereto as Exhibit "A" and incorporated herein by reference is a statement of the rights, preferences, privileges, restrictions and other terms in respect of the first series of Common Stock, designated as Series A-1 Nonvoting Common Stock."

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IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by
Joseph M. Grant, its Chairman of the Board of Directors, and Raleigh
Hortenstine, III, its President, this 21st day of May, 2002.


                                             /s/ Joseph M. Grant
                                             -----------------------------------
                                             Joseph M. Grant
                                             Chairman of the Board of Directors

                                             /s/ Raleigh Hortenstine III
                                             -----------------------------------
                                             Raleigh Hortenstine, III
                                             President